Exhibit 21.1
LATTICE SEMICONDUCTOR CORPORATION
SUBSIDIARIES OF THE REGISTRANT

	Name	Jurisdiction of Incorporation
1.	Lattice Semiconductor Limited	Bermuda
2.	Lattice Semiconductor Canada Corporation	Canada
3.	Lattice Semiconductor (Shanghai) Co. Ltd.	China
4.	Silicon Image Electronics Technology (Shanghai) Co. Ltd.	China
5.	Lattice Semiconducteurs SARL	France
6.	Lattice Semiconductor GmbH	Germany
7.	SiliconBlue Technologies (Hong Kong) Ltd.	Hong Kong
8	Lattice Semiconductor Asia Limited	Hong Kong
9.	Lattice Semiconductor Hyderabad Private Limited	India
10.	Lattice Semiconductor (India) Pvt. Ltd.	India
11.	Lattice Semiconductor SRL	Italy
12.	Lattice Semiconductor Japan KK	Japan
13.	Lattice Semiconductor Korea Co. Ltd.	Korea
14.	Silicon Image Cooperatie U.A.	Netherlands
15.	Lattice Semiconductor (PH) Corporation	Philippines
16.	Lattice SG Pte. Ltd.	Singapore
17.	HDMI Licensing, LLC	Delaware, USA
18.	MHL, LLC	Delaware, USA
19.	SiBEAM, Inc.	Delaware, USA
20.	Simplay Labs, LLC	Delaware, USA
21.	Lattice Semiconductor International LLC	Delaware, USA
22.	Silicon Image International LLC	Delaware, USA
23.	SPMT, LLC	Delaware, USA
24.	WirelessHD, LLC	Delaware, USA
25.	Lattice Semiconductor UK Limited	United Kingdom
26.	Silicon Image UK Limited	United Kingdom